               AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
               --------------------------------------------------


         This AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT is made as of June 30, 1998, by and among CITIZENS BANK OF MASSACHUSETTS, a Massachusetts banking corporation with its principal office at 28 State Street, Boston, Massachusetts 02109 (the "Lender"); ASAHI/AMERICA, INC., a Massachusetts business corporation ("AAI"), ASAHI ENGINEERED PRODUCTS, INC., a Massachusetts business corporation and wholly-owned subsidiary of AAI ("AEPI") and QUAIL PIPING PRODUCTS, INC., a Massachusetts business corporation and wholly-owned subsidiary of AAI ("Quail"). AAI, AEPI and Quail are sometimes hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower".


                              B A C K G R O U N D:
                              - - - - - - - - - -

         Lender, AAI and AEPI are party to a Credit Agreement dated as of January 23, 1997 (as amended and now in effect, the "Original Credit Agreement"), under which Lender maintains a revolving credit facility to provide funds for working capital for AAI and AEPI.

         Citizens Trust Company ("CTC"), an affiliate of Lender, AAI and AEPI are party to a Loan and Security Agreement dated as of September 23, 1993 (as amended and now in effect, the "Original Loan Agreement"), under which CTC issued and maintains for the account of AAI a standby letter of credit dated March 16, 1994 relating to those certain Massachusetts Industrial Finance Agency Industrial Revenue Bonds Asahi/America Issue, Series 1994, which letter of credit has a current undrawn face amount of $3,871,690.83.

         Lender holds a 100% participation interest in all indebtedness existing or arising under the Original Loan Agreement and has assumed from CTC administration of the the Original Loan Agreement.

         Lender has agreed to (i) certain changes to the terms of the Original Credit Agreement, including an increase in the amount of the committed revolving line of credit described in ss.2.1 thereof and a change in the manner of fixing the rate of interest applicable to indebtedness thereunder, and (ii) to succeed CTC as lender under the Original Loan Agreement, as amended by this Agreement, and the parties now wish to consolidate the arrangements governed by the Original Credit Agreement and the Original Loan Agreement (together, the "Constituent Loan Agreements") into this single agreement, on the terms and conditions hereinafter provided, with the effect that this Amended and Restated Credit and Security Agreement shall take effect as an amendment and restatement of each of the Constituent Loan Agreements and not as a novation.

         Quail, a newly created, wholly-owned subsidiary of AAI, has agreed to join as an obligor under this Agreement, in consideration of the benefits it will derive as a borrower under this Agreement and as a member of the consolidated group of companies controlled by AAI, provided, however, that Quail's assets shall not be pledged or secured hereunder unless otherwise specifically set forth herein or in another Loan Document entered into hereafter.


                            A G R E E M E N T S:
                            - - - - - - - - - -

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree that the each of the Constituent Loan Agreements is hereby amended to provide in its entirety as follows:

         In consideration of any loans or other financial accommodations made or to be made hereunder, including continuation of the Bond Letter of Credit, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties jointly and severally agree as follows:

         ss.1. Certain Definitions. The following terms shall have the meanings set forth in this ss.1 or elsewhere in this Agreement.

         Acquisition has the meaning given to it in Section 6.11.

         Affiliate means singly and collectively, any Person (including without limitation a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, a Borrower, and the legal representative, successor or assignee of any such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" another Person if such other Person possesses, directly or indirectly, power either to (i) vote 50% or more of the securities having ordinary voting power for the election of directors of the Person controlled, or (ii) direct or cause the direction of the management and policies of the Person controlled, whether such power arises by contract, the holding of any office or management position or otherwise.

         Agreement. This Amended and Restated Credit and Security Agreement, including the Exhibits and Schedules hereto, as in effect at the time of reference thereto.

         Applicable LIBOR Increment means that amount, expressed in basis points (100 = 1%) determined in accordance with Schedule 1 hereto, as from time to time adjusted and in effect. The Applicable LIBOR Increment shall be determined and announced by Lender within five (5) Business Days after receipt by Lender of the Compliance Certificate covering the immediately preceding fiscal quarter, and shall apply to the then current Interest Period.

         Audit Fee means a fee of not more than $1,350 per audit for each examination performed by the Lender as provided in ss.6.4 hereof, plus any out-of-pocket costs incurred by the Lender in connection therewith.

         Bond Letter of Credit means that certain standby letter of credit dated March 16, 1994 issued by CTC relating to the Bonds, including any amendment thereof or replacement therefor.

         Bond Letter of Credit Obligations has the meaning given to it in ss.3.1(c) hereof.

         Bond Reimbursement Agreement means that certain Reimbursement Agreement dated as of March 1, 1994 between AAI and CTC, as amended on or about the date hereof, with respect to the reimbursement obligations of AAI and AEPI in respect of the Bond Letter of Credit, including any amendments to, restatements of or successor agreement to said agreement.

         Bonds means those certain Massachusetts Industrial Finance Agency Industrial Revenue Bonds Asahi/America Issue, Series 1994, including any bonds issued in renewal or refunding thereof.

         Borrowing Limit means an amount equal to the Maximum Availability, less the aggregate unpaid amount of all then outstanding Loans, including unpaid Letter of Credit Obligations (but excluding Bond Letter of Credit Obligations).

         Business Day. Any day on which (i) Lender's head office in Boston, Massachusetts is open for the transaction of commercial banking business, and
(ii) in the case of any LIBOR Loan, any such day that the Lender or its participant in the Loan conducts eurodollar market activities.

         Capitalized Lease Obligations means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

         Cash Equivalent Investments means any Investment in (i) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States; (ii) commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (iii) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of the Lender or any of its Affiliates, or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000; (iv) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (v) any municipal bond or other governmental obligation (including without limitation any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; (vi) any other obligation of any issuer, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; (vii) any repurchase agreement with any financial institution described in clause (iii) above, relating to any of the foregoing instruments and fully collateralized by such instruments, and (viii) any time deposits denominated in US dollars and maintained with a commercial bank located in Europe which and has capital, surplus and undivided profits aggregating at least $1,000,000,000. Each Cash Equivalent Investment shall have a maturity of not more than one (1) year at the time of purchase; provided that the maturity of any repurchase agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

         Cash Flow means, on a consolidated basis for a particular period, earnings (before deductions for interest and tax expense) for such period (wherein the cost of goods sold is determined on the same basis upon which it is determined for general financial statement reporting purposes), plus all depreciation, amortization and other non-cash charges taken by AAI and/or its Subsidiaries in accordance with GAAP and deducted in computing its Net Income for such period, minus any capital expenditures made during such period, but only to the extent such capital expenditures were not financed by the incurrence of long-term indebtedness, as defined in accordance with GAAP, and minus any taxes paid in cash by AAI and its Subsidiaries during such period.

         Closing Date means the date on or as of which this Agreement is executed by the parties.

         Collateral means all property, real and personal, tangible, intangible or mixed, at any time serving as collateral security for any Obligations.

         Compliance Certificate has the meaning given in ss.6.5 hereof.

         Consolidated Current Assets means as to each Borrower all cash, Cash Equivalent Investments, trade accounts receivable, inventory, marketable securities and prepaid expenses of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as current assets of corporations conducting a business the same as or similar to that of such Borrower and/or its Subsidiaries, excluding any intangible assets (as intangible assets are defined under the definition of Consolidated Total Tangible Assets below).

         Consolidated Current Liabilities means as to each Borrower all liabilities of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as current liabilities of corporations conducting a business the same as or similar to that of such Borrower and/or its Subsidiaries, including, without limitation, all lease rental payments under Capitalized Lease Obligations and fixed prepayments of, and sinking fund payments and reserves with respect to, Indebtedness, in each case required to be made within one year from the date of determination.

         Consolidated Total Tangible Assets means as to each Borrower all assets of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as assets of a corporation conducting a business the same as or similar to that of such Borrower and any of its Subsidiaries, such total assets to be determined in accordance with GAAP consistent with those applied in the preparation of the audited financial statements referred to in ss.6.6, including without limitation the undrawn face amount of any irrevocable standby letter of credit in favor of AAI issued by a financial institution satisfactory to Lender securing the then unpaid subscription commitment of T.J. Hammer to purchase shares of AAI common stock, but excluding however, from the determination of total assets (i) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, the benefit of a covenant not to compete and deferred charges

(including, without limitation, unamortized debt discount and expense, organization costs, and research and development costs), (ii) treasury stock and interests of less than 51% of any other corporation or business entity, (iii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (iv) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with GAAP, should be established in connection with the business conducted by the Person whose tangible net worth is being determined, (v) any upward revaluation or other write-up in book value of assets subsequent to the date of the audited financial statements referred to in ss.6.6, and (vi) loans and advances to shareholders, directors, officers or employees of a Borrower or any of its Subsidiaries.

         Consolidated Total Liabilities means as to each Borrower all liabilities of such Borrower and its Subsidiaries which would, in accordance with GAAP on a consolidated basis, be classified as liabilities of a corporation conducting a business the same as or similar to that of such Borrower and any of its Subsidiaries, including, without limitation, all lease rental payments under Capitalized Lease Obligations and fixed prepayments of, and sinking fund payment and reserves with respect to, Indebtedness.

         Default means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

         Default Rate means a rate equal to the sum of (i) the rate of interest otherwise then applicable to the Obligation in question, plus (ii) 350 basis points.

         Event of Default.  Has the meaning given to it in ss.7 hereof.

         GAAP Has the meaning given to it in ss.4.4 hereof.

         Hazardous Material means any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance.

         Indebtedness means, for any Person, (i) all indebtedness or other obligations of said Person for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person ("Other Person") for borrowed money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement of negotiable instru-ments for collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, (iii) all indebtedness or other obligations of any Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations, (iv) Capitalized Lease Obligations of said Person and (v) all other liabilities or obligations of said Person which would, in accordance with GAAP, be classified as liabilities of such a Person. Leases characterized under GAAP as operating leases shall not be considered Indebtedness.

         Interest Period shall mean, with respect to any LIBOR Loans made or continued by Lender hereunder, a period (in increments of 30 days), as the Borrowers may as to specific Loans from time to time elect, from 30 to 365 consecutive days, as applicable, during the term of and in accordance with the provisions of this Agreement; provided, however, that (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of the relevant calendar month; (iii) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date; and (iv) clause (iii) above notwithstanding, no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a LIBOR Loan would be for a shorter period, such Interest Period shall not be available hereunder.

         Letter of Credit means each irrevocable commercial or standby letter of credit, excluding the Bond Letter of Credit, issued by Lender (or any affiliate thereof) for the account of any Borrower, subject to and in accordance with this Agreement (including any Constituent Loan Agreements) and any other applicable Loan Document, including the Lender's applicable forms of application, reimbursement agreement and the like.

         Letter of Credit Obligations means (i) the undrawn face amount of any Letter of Credit, and (ii) the unreimbursed amount of any draw under a Letter of Credit, but excluding (unless the context otherwise specifically requires) any Bond Letter of Credit Obligations.

         LIBOR shall mean, with respect to a Loan as to which LIBOR shall serve as a reference rate hereunder, the rate equal to the rate at which Lender is offered U.S. Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of the applicable Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such Interest Period for the approximate number of days comprised therein (as elected by the Borrower) and in an amount comparable to the amount of its LIBOR Loan to be outstanding during such Interest Period, in addition to any applicable reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board of Governors) maintained by a member bank of such System.

         Loan(s). Any advance(s) by the Lender to or for the account of a Borrower, made pursuant to ss.2.1 of this Agreement or the similarly numbered provision of the Original Credit Agreement. Loans may, at the request of any Borrower, on behalf of itself and as agent for each other Borrower, and the discretion of the Lender, also take the form of Letter of Credit Obligations.

         Loan Documents. Collectively, this Agreement, the Note and any other instruments or documents delivered or to be delivered pursuant to this Agreement, as well as the Bond Reimbursement Agreement and any "Other Documents" (as defined in the Bond Reimbursement Agreement, and any amendment thereto, restatement thereof or successor agreement thereto.

         Maximum Availability means $11,000,000. Notwithstanding the foregoing, Borrowers may permanently, once during each 12-month period commencing on each January 1, in each case upon sixty (60) days prior written notice to Lender, reduce permanently the Maximum Availability.

         Maximum Debt to Tangible Net Worth means, as of the end of each fiscal quarter thereof a ratio of (i) the Borrowers' Consolidated Total Liabilities to
(ii) the Borrowers' Tangible Net Worth, of less than or equal to 2.65 to 1.0.

         Minimum Debt Service Coverage means, as of the end of each fiscal quarter thereof a ratio of (i) the Borrowers' consolidated Cash Flow for such period, to (ii) interest charges accruing during such period plus principal payments on its Indebtedness payable during such period, including all payments in respect of Capitalized Lease Obligations, due during such period, of greater than or equal to 1.2 to 1.0.

         Minimum Tangible Net Worth means, as of the end of each fiscal quarter of the Borrowers commencing January 1, 1998, an amount equal to the sum of (i) $11,000,000, plus (ii) on a combined, consolidated basis, 50% of the aggregate Net Income of the Borrowers for each of their fiscal quarters commencing on or after January 1, 1998.

         Minimum Working Capital means, as of the end of each fiscal quarter of the Borrowers, Working Capital in an amount not less than $3,500,000.

         Mortgage means each mortgage, deed of trust or like instrument creating a lien on real property serving as Collateral for any Obligation, whether now in existence or hereafter created, in form and substance satisfactory to Lender.

         Net Income means the consolidated net, after-tax income (loss) of AAI and its Subsidiaries determined in accordance with GAAP.

         Note. Collectively, the Amended and Restated Revolving Credit Note, as such term is defined in ss.2, and any other promissory notes from time to time outstanding as contemplated by ss.2.1(b) hereof.

         Obligations. Obligations shall mean all amounts at any time owed to the Lender in respect of this Agreement, the Note, the Bond Reimbursement Agreement, any Letter of Credit (including for this purpose the Bond Letter of Credit) or any other Loan Document executed in connection herewith.

         Person. Any individual, corporation, association, partnership, trust, limited liability company, unincorporated association, business or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Premises has the meaning given to it in ss.3.2 hereof.

         Prime Rate means the fluctuating rate of interest per annum designated by the Lender from time to time as being its "Prime Rate" or "Base Rate" of interest, it being understood that such rate is a reference rate only and not necessarily the lowest rate of interest charged by the Lender on commercial loans.

         Security Documents means any and all documents, instruments and agreements now or hereafter providing security for the Obligations, including without limitation the following: this Agreement, any Mortgage, UCC-1 financing statements or similar filings perfecting the above-referenced security interests, landlord's waivers, any assignment of patents and trademarks or other intellectual property rights, collateral assignments of life insurance or other property or rights, all as executed, delivered to and accepted by Lender, as same may be amended in writing by Lender, Borrowers and any other party thereto.

         Subsidiary means any corporation or other legal entity, if any, of which more than 50% of the outstanding interests having ordinary voting power to elect a majority of the board of directors or other managers of such entity (irrespective of whether or not at the time capital stock or other equity interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by a Borrower or by a Borrower and/or one or more Subsidiaries or the management of which corporation or other entity is under control of a Borrower and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person which, under GAAP, should at any time for financial reporting purposes be consolidated with a Borrower and/or any other Subsidiary.

         Tangible Net Worth means the excess, if any, of the Consolidated Total Tangible Assets of the Borrowers over the Consolidated Total Liabilities of the Borrowers.

         Termination Date. The later of the date upon which (i) the Lender's obligation to make Loans in accordance with the provisions of this Agreement ends, including by reason of an Event of Default, or (ii) the date no further Obligations may be incurred by any Borrower in respect of the Bond Letter of Credit, the Bond Reimbursement Agreement or any letter of credit issued hereunder.

         Unused Line Fee means a fee in an amount equal to the product of (i) the amount (expressed in basis points (100 = 1.0%), on a per annum basis) determined in accordance with Schedule 2 hereto (the "Unused Line Fee Multiplier"), multiplied by (ii) the Borrowing Limit, determined as of the end of each calendar quarter and payable within two (2) Business Days after the last Business Day of each such quarter during the period the Lender has any obligation to make such Loans. Notice of such fees shall be promptly given to Borrowers.

         Working Capital means the Borrowers' Consolidated Current Assets minus the Borrowers' Consolidated Current Liabilities.

         Any terms not specifically defined herein which are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts shall have the same meanings herein as therein. Each reference herein to a particular person (including, without limitation, the Lender) shall include a reference to such person's successors and permitted assigns. The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.


         ss.2.  THE LOANS; LETTERS OF CREDIT.

         ss.2.1.  Committed Revolving Credit Line; Limitations; Purposes.

                  (a) Revolving Credit Loans; Commitment to Lend. Subject to the terms and conditions set forth herein, the Borrowers (or any of them) may borrow (including the continuation of any then outstanding LIBOR Loan after the expiration of the Interest Period applicable to it), repay and reborrow from time to time between the Closing Date and January 31, 2000 or any earlier Termination Date, upon notice to the Lender given in such manner as Lender may from time to time prescribe, such amounts as requested by the Borrower(s) for the purpose of providing funding for their regular operations, as well as for Acquisitions in accordance with the provisions of ss.6.11 hereof; provided, however, that the maximum aggregate principal amount of all advances under this ss.2.1(a) (including any similar unpaid advances made under the Original Credit Agreement) outstanding at any time shall not exceed the Maximum Availability less any then unpaid Letter of Credit Obligations, and any such excess shall immediately be repaid by the Borrowers and until repaid shall be treated for purposes of this Agreement as a Loan made in accordance with the provisions of this Agreement. Each request for a Loan under this ss.2.1(a) shall constitute a joint and several representation by the Borrowers that all applicable conditions to such advance have been satisfied on the date of such request. The obligation of the Lender to make Loans hereunder shall terminate on the Termination Date, and all Loans then outstanding shall become immediately due and payable without notice or other action by the Lender. Lender shall endeavor to advise the Borrowers on or before September 30, 1999 if it does not intend to extend this credit facility beyond January 31, 2000, but the failure to provide such notice shall not extend the Termination Date. The Borrowers shall provide the Lender with cash or other Collateral satisfactory to Lender in its sole discretion to ensure timely payment of any Letters of Credit (including the Bond Letter of Credit) outstanding on or after the Termination Date; provided, further, that in the event the revolving line of credit created pursuant to this ss.2.1 should at Lender's election (but not Borrowers' election) terminate other than by reason of an Event of Default, then from and after the date that no Obligations other than Bond Letter of Credit Obligations are outstanding, the Collateral for the Bond Letter of Credit Obligations shall consist solely of those items of Collateral described in ss.ss.3.1(a)(ii) and 3.2 hereof, subject to the limitation on Lender's lien on account proceeds described in said ss.3.1(a)(ii).

                  (b) Promissory Note. The indebtedness resulting from Loans made pursuant to ss.2.1(a) hereof (and Loans outstanding on the date hereof under the Original Credit Agreement) shall be an absolute, unconditional and joint and several obligation of the Borrowers, and such indebtedness shall be evidenced by an Amended and Restated Revolving Credit Note executed and delivered by the Borrowers to the Lender on the Closing Date in substantially the form of Exhibit 2.1(b) hereto (the "Revolving Credit Note"), which Revolving Credit Note shall set forth the interest and payment terms applicable to the indebtedness represented thereby.

                  (c) Periodic Review. Lender shall review its revolving credit commitment under this ss.2.1 periodically, and may in its absolute discretion at any time elect to terminate such commitment, effective on or after the earlier of (i) an Event of Default, or (ii) January 31, 2000.

                  (d) Unused Line Fee. The Borrowers shall pay an Unused Line Fee in respect of the revolving line of credit established pursuant to this ss.2.1.

         ss.2.2. Letters of Credit Facility; Letter of Credit Obliga-tions Absolute

         (a) Issuance of Letters of Credit. Lender shall from time to time, upon the request of a Borrower and subject to Lender's customary terms and procedures, and all applicable provisions of this Agreement, including without limitation all conditions to the making of Loans, issue Letters of Credit for the account of the Borrowers.

         (b) Payments. At such time as Lender shall make any payment on drafts presented under Letters of Credit, Borrowers will pay to Lender in immediately available funds on demand the amount of such payment. Lender may charge to the account of any Borrower all or any portion of such payment, or advance all or any part of such payment as a Loan pursuant to ss.2.1.

         (c) Governing Law. Each Letter of Credit will be subject to, and performance thereunder by the parties will be governed by, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication Number 500, (the "Uniform Customs"), except to the extent otherwise expressly provided herein. This ss.2.2 shall be deemed to constitute a contract made under the laws of the Commonwealth of Massachusetts, including
Article 5 of the Uniform Commercial Code thereof, and shall, as to matters not governed by the Uniform Customs or this Agreement, be governed by and construed in accordance with said Article 5.

         (d) Form and Expiration of Letters of Credit. Each Letter of Credit issued hereunder and each draft paid under a Letter of Credit, shall be issued or paid by Lender at Lender's International Department at Lender's address first set forth above or at such other office of Lender as Lender may hereafter advise Borrowers. Each Letter of Credit shall be substantially in the form of Lender's customary commercial letter of credit in effect at the time of issuance and otherwise in form and substance acceptable to Lender in Lender's sole discretion.

         (e) Letter of Credit Fees. In addition to other fees and expenses payable in accordance with this Agreement, Borrowers will pay to Lender on each Letter of Credit Lender's then standard issuance, amendment, transfer and discrepancy fees.

         (f) Letter of Credit Obligations. The Letter of Credit Obligations, and all Obligations arising in respect of the Bond Letter of Credit and the Bond Reimbursement Agreement, shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and all other applicable Loan Documents under all circumstances, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of the Loan Agreement or any other Loan Documents; (ii) amendment or waiver of or any consent to departure from all or any of the terms of the Loan Agreement or any other Loan Documents; (iii) existence of any claim, set-off, defense or other right which any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit or the Bond Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), or against the Lender or any other Person, whether in connection with this Agreement or any other Loan Document, the transactions contemplated herein or therein or in any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit (including the Bond Letter of Credit) proving to be forged, fraudulent, invalid or (except as set forth in the proviso in clause (v) below) insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Lender under any Letter of Credit (including the Bond Letter of Credit) against presentation of a draft or certificate which does not comply with the terms thereof (provided that the draft or certificate substantially complies with the terms thereof); or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         ss.2.3. Interest Rate and Related Matters. (a) The rate of interest applicable to each Loan shall be, as AAI may elect by written notice to Lender from time to time at least two (2) Business Days prior to the making of such Loan, either (i) the Prime Rate, or (ii) LIBOR plus the Applicable LIBOR Increment, each such rate to fluctuate as and when the relevant reference rate and/or the Applicable LIBOR Increment changes, except that the LIBOR rate and Applicable LIBOR Increment shall be fixed for the relevant Interest Period. In the absence of a timely election by AAI as provided above, whether as to an initial borrowing or the continuation of a LIBOR Loan after the expiration of the Interest Period applicable to it, the interest rate applicable to any such Loan shall be the Prime Rate. Once the interest rate applicable to a Loan is so elected by the Borrowers, it may not be changed except with the written consent of the Lender, which may be withheld for any reason.

         (b) The Borrowers shall have the right at any time to prepay in whole or in part, without premium or penalty, any Loan as to which interest then is based upon the Prime Rate rather than LIBOR.

         (c) Where interest on a Loan is at the time of any prepayment based upon LIBOR, the Borrowers shall provide Lender with not fewer than two Business Days prior written notice of such prepayment and at the time of such prepayment, and as a condition thereto, also pay to the Lender in the case of a LIBOR Loan which is paid in whole or part on a day which is not the last day of the then current Interest Period with respect thereto, an amount equal to any actual or estimated loss or expense incurred by the Lender by reason of such prepayment (if estimated loss, such estimated amount to be reconciled with the actual loss as soon as possible thereafter, with evidence of any adjustment to the previously estimated loss to be submitted to Borrowers), assuming that the Lender had match-funded such LIBOR Loan with eurodollar deposits, including any transaction fees incurred by the Lender in reinvesting the amount prepaid.

         (d) The Borrowers further hereby jointly and severally agree to indemnify the Lender and to hold it harmless from any loss or expense which the Lender may sustain or incur as a consequence of (i) default by a Borrower in making a borrowing of or continuation of LIBOR Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, or (ii) default by a Borrower in making any prepayment of any LIBOR Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement.

         (e) If the Borrowers for any reason make any payment of principal of a LIBOR Loan on any day other than the last day of an applicable Interest Period, or fail to borrow or continue a LIBOR Loan after having giving notice to Lender of their intention to do so, the Lender may estimate its losses and expenses related thereto based upon, in the case of expenses, its experience in comparable situations and, in the case of losses, the effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at Lender's sole discretion, maturing on or near the last day of the then applicable Interest Period of such LIBOR Loan and in approximately the same amount as such LIBOR Loan or prepaid amount, as the case may be, can be purchased by the Lender on the day of such prepayment of principal or failure to borrow or continue such LIBOR Loan (if such losses and/or expenses are so estimated, such estimated amount(s) shall be reconciled with the actual losses and/or expenses as soon as possible thereafter, with evidence of any adjustment to the previously estimated loss to be submitted to Borrowers).

         (f) In the event the Lender shall have determined in good faith (which determination shall be final and conclusive) that: (i) adequate and fair means do not exist to ascertain LIBOR as of the date any LIBOR Loan is to be made or continued hereunder, or (ii) the making or continuation of a LIBOR Loan has been made impracticable or unlawful for any reason, or (iii) that LIBOR no longer represents the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates, THEN and in any such event the Lender shall so notify the Borrowers. Until the Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to allow selection by the Borrowers of LIBOR Loans shall be suspended. If at the time the Lender so notifies the Borrowers, a Borrower has previously given the Lender a notice of request for the making or continuation of a LIBOR Loan but such LIBOR Loans have not yet been made or continued, such notice shall be deemed void and the Borrowers shall be deemed to have requested such Loan with interest determined with reference to the Prime Rate. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Borrowers shall forthwith prepay all outstanding LIBOR Loans, together with interest thereon, and may borrow a Loan of comparable amount with interest determined by reference to the Prime Rate.

         ss.2.4. Increased Costs. If any law, executive order or regulation, or any governmental directive (whether or not having the force of law), or any interpretation of any of the foregoing by any court or administrative or governmental authority charged with the administration thereof, or any change therein, shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against any of the Loans (including any Letters of Credit issued or arranged by the Lender for the benefit of the Borrowers); or
(ii) impose on the Lender any tax or other condition or requirements relating to any of the Loans; and the result of any such event shall be to increase the cost to the Lender of providing any Loans hereunder, then, upon demand by the Lender and delivery to the Borrowers of a certificate of an officer of the Lender explaining in reasonable detail such law, executive order, regulation, directive, or the interpretation thereof, its impact on the Lender and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Lender such amounts as shall be sufficient to compensate the Lender for such increased cost, including any interest accrued thereon, from the date of demand through the date of payment, at the rate applicable to the Loans in question; provided, however, that the foregoing provisions shall not apply to any law with respect to (a) taxes imposed upon or measured by the net income of the Lender, or (b) taxes which would have been imposed even if there had been no provision for LIBOR Loans and/or letters of credit in this Agreement. The determination of Lender of the amount of such costs, if made in good faith and in the absence of manifest error, shall be conclusive; and provided, further, that any increased cost of providing or maintaining LIBOR Loans related to any reserve or similar requirements shall be reimbursable hereunder from and after the date such increased cost first was incurred by Lender, even if demand for reimbursement thereof shall be made thereafter.

         ss.2.5. Interest Limitation. Notwithstanding any other term of this Agreement or any other Loan Document, the maximum amount of interest which may be charged to or collected from any Person liable hereunder or under any Note, shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (the "Maximum Rate"), so that the total of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor the Maximum Rate, and any term of this Agreement or any other Loan Document which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph. If, in any month, the effective interest rate on any amounts owing in respect of any Loan, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, and if in the future months, such effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the total amount of interest paid equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate.

         ss.2.6. Joint and Several Responsibility to Repay Loans. The obligations of the Borrowers in respect of Loans to any of them, as well as all obligations in respect of the Bond Letter of Credit and/or the Bond Reimbursement Agreement, shall be joint and several, without regard to the application of the proceeds of any Loan, the Borrowers specifically acknowledging that their business relationship is such that Loans to any of them, as well as the continuation of the Bond Letter of Credit, will benefit each of them.

         ss.2.7. Requests for Loans. The Lender is authorized to receive and act upon telephone, telecopy and written Loan requests from any apparently authorized officer or other representative of AAI (hereby authorized by each other Borrower to act on their behalf and as their agent for all purposes of this Agreement and each other Loan Document, including without limitation requesting Loans and Letters of Credit), in accordance with the Lender's applicable procedures as in effect from time to time, and shall not be liable to the Borrowers on account of any defect therein, if Lender acts in good faith and without actual knowledge that the person making such request is unauthorized to do so.

         ss.3.  SECURITY.

         ss.3.1. Grant of Security Interest, etc.. (a) In order to secure the due and punctual payment and performance of all Obligations, in the manner and according to the priority hereinafter provided, each of AAI and AEPI hereby confirms its prior grant to Lender, as a secured party, of a continuing security interest in and lien on all of AAI's and AEPI's properties, assets and rights of every kind and nature constituting tangible or intangible personal property, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof, accessions thereto and substitutions therefor (all of the same being hereinafter called the "Personal Property Collateral") including, without limiting the generality of the foregoing, the following properties, assets and rights now or hereafter owned by AAI and/or AEPI:

                  (i) all equipment, furniture, fixtures, machinery, inventory, raw materials, work in progress, books and records and goods;

                  (ii) all accounts and all rights to the proceeds thereof as Collateral for all Obligations, except that Lender's security interest in accounts as collateral for the Bond Letter of Credit Obligations (but not its security interest therein as collateral for the other Obligations) shall be terminated upon Lender's indefeasible receipt, following its declaration of acceleration of all Loans and other Obligations due hereunder, of proceeds of such accounts in an aggregate amount in cash of $1,500,000;

                  (iii) all rights to the payment of money including tax refund claims, insurance proceeds and tort claims and all rights to proceeds of any pension plan termination;

                  (iv) all chattel paper, documents, instruments and securities;

                  (v) all general intangibles, leasehold interests, patents, trademarks, trade names, service marks, copyrights and the like, and the good will of the business connected with the use of and symbolized by such patents, trademarks, trade names, service marks, copyrights and the like together with all assets which uniquely reflect the good will of the business of the Borrower, including but not limited to, the Borrower's customer lists, trade secrets, corporate and other business records, license rights, franchise agreements, advertising materials, operating manuals, methods, processes, know-how, technology, sales literature, drawings, specifications, descriptions, inventions, name plates, catalogs, dealer contracts, supplier contracts, client contracts, distribution agreements, confidential information, consulting agreements, engineering contracts and engineering drawings;

                  (vi) to the greatest extent permitted by law, all cash, deposit and other accounts, certificates of deposit, cash equivalents and the like.

         (b) Without limiting the generality of the foregoing, it is agreed that Lender is hereby granted a purchase money security interest in all assets of AAI and/or AEPI acquired at any time with proceeds of any Loan; it is further agreed that Lender's security interest and lien upon the Personal Property

Collateral of AAI and AEPI shall be exclusive of all other security interests, liens and encumbrances ("Encumbrances") except for any Encumbrances (i) expressly permitted by this Agreement, (ii) hereafter specifically permitted in writing by Lender, or (iii) set forth in Schedule 3.1(b) hereto ("Permitted Encumbrances").

         (c) To the extent that those Obligations arising from or related to the Bond Letter of Credit or the Bond Reimbursement Agreement (collectively, the "Bond Letter of Credit Obligations") are at any time owned by any Person other than the Person then owning the remaining Obligations, then (but only then), provided there then is no Default or Event of Default hereunder, the security interest securing the Bond Letter of Credit Obligations shall be senior and superior to the security interest securing the other Obligations.

         (d) Quail hereby agrees that until such time as no Obligations are outstanding and Lender no longer has an obligation to make Loans or issue Letters of Credit hereunder, Quail shall not incur or permit any security interests, liens or other encumbrances upon any of its assets or property except for any Encumbrances (i) expressly permitted by this Agreement, (ii) hereafter specifically permitted in writing by Lender, or (iii) set forth in Schedule 3.1(d) hereto ("Permitted Quail Encumbrances").

         ss.3.2. Grant of Mortgage and Security Interest. As further Collateral for the Obligations, Lender has been, or shall on the Closing Date be, granted a first mortgage lien upon the premises located at 19 and 35 Green Street, Malden, Massachusetts (the "Premises"), being Borrower's chief executive office and a manufacturing and distribution facility (including all personal property located thereon or used in connection therewith), pursuant to one or more Mortgages.

         ss.3.3. Additional Representations and Agreements Concerning the Collateral. The Borrowers hereby jointly and severally represents and warrants to, and agree with, the Lender as follows with respect to the Personal Property Collateral and the Premises (collectively, the "Collateral"):

         (a) each Borrower granting to Lender the security interest or other lien therein is the owner of each item of Collateral, free from any adverse lien, security interest or encumbrance (except for any Permitted Encumbrances), and except for Permitted Encumbrances, no Borrower shall pledge, mortgage or create, or suffer to exist, a security interest or other lien in any of the Collateral in favor of any person other than the Lender;

         (b) each Borrower agrees that it will not change the location of its chief executive office or the location(s) where its books and records are kept without 30 days' prior written notice to the Lender. As of the date hereof, the Personal Property Collateral is kept at the Borrowers' chief executive office and at the other locations, if any, listed on Schedule 3.3(b) hereto, and no Borrower will remove such Collateral from such locations - or add to or change such locations - without 30 days' prior written notice to the Lender, except in connection with sales of inventory in the ordinary course of business or as otherwise permitted byss.6.12-(a) hereof;

         (c) except as permitted by this ss.3.3 and ss.6.12(a) hereof, no Borrower will sell or offer to sell or otherwise transfer the Collateral or any interest therein;

         (d) each Borrower shall have and maintain at all times with respect to the Collateral owned or held by it insurance as required underss.6.13(a) hereof or under any other Loan Document securing any Obligations. In the event of a failure to provide and maintain any such insurance or upon the occurrence of an Event of Default, the Lender may without notice to or further act of any Borrower act as attorney-in-fact for each Borrower in obtaining, reinstating, adjusting, settling or cancelling such insurance and endorsing any drafts and apply any amounts collected or received under any such policies to any Obligations secured hereby in such order of preference as the Lender in its discretion may determine, or at the option of the Lender the same may, and during such period as there then shall be no Default or Event of Default the same shall, be released to the appropriate Borrower to apply to the costs of repair or replacement, but such application or release shall not cure or waive any Default or Event of Default, and no amount so released shall be deemed a payment on any Obligation secured hereby. The foregoing designation to act as attorney-in-fact for each Borrower shall be deemed coupled with an interest and irrevocable;

         (e) the Borrowers will keep the Collateral and their other property in good order and repair (ordinary wear and tear, goods which are not repairable and goods which are no longer used or useful in its business only excepted) and will not use the same in violation of law or any policy of insurance thereon. The Lender may inspect the Collateral and any other property of any

                  Borrower at any reasonable time, wherever located, and whenever there then shall not be a Default or Event of Default upon reasonable prior notice to AAI, and the Borrowers shall facilitate full and timely access thereto;

         (f) the Borrowers will pay promptly all taxes and assessments upon the Collateral and their other property or for its use or operation or upon this Agreement prior to the time when any penalties or interest accrue with respect thereto, or any lien securing them arises, unless, in any such case, the same is being contested diligently in good faith by appropriate proceedings and an adequate reserve therefor has been established and is maintained in accordance with GAAP;

         (g) if any Borrower shall fail to comply with its obligations herein to maintain, insure and protect the Collateral and its other property and such failure shall continue for 10 days after written notice of such failure has been given to the Borrower by the Lender (except that no such notice shall be required in the case of (i) a failure to maintain insurance, or (ii) any failure to maintain or protect the Collateral which jeopardizes the safety or value of any Collateral or the Lender's rights therein), the Lender may discharge taxes and other encumbrances at any time levied or placed on any Collateral, pay any insurance premiums in respect thereof and make repairs thereto and pay any necessary filing fees. The Borrowers agree, jointly and severally, to reimburse the Lender on demand for any and all expenditures so made, and until paid the amount thereof shall be an Obligation secured by the Collateral. The Lender shall have no obligation to the Borrowers to make any such expenditures, nor shall the making thereof relieve the Borrowers of any Default or Event of Default;

         (h) the Lender may at any time at its option after an Event of Default, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and apply it to the Obligations;

         (i) the Borrowers shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as the Lender may require more completely to vest in and assure to the Lender its rights in any of the Collateral, including without limitation execution and delivery of financing statements which the Lender deems appropriate to perfect and continue the security interests hereby granted.

         ss.3.4. Remedies; Waiver. (a) Upon the occurrence of an Event of Default, the Lender shall thereafter have in any jurisdiction in which enforcement is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code, including without limitation the right to take possession of the Personal Property Collateral, and for that purpose the Lender may, so far as a Borrower can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom or render the same unusable. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender shall give to the Borrowers at least ten (10) days' prior written notice of the time and place of any public sale of Collateral consisting of personal property or of the time after which any private sale or any other intended disposition thereof is to be made, and such notice shall be given in the manner and to the relevant address specified in ss.12 hereof.

         (b) With respect to both the Obligations and the Collateral, each Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Lender may deem advisable. Except as otherwise provided by applicable law, (i) the Lender shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody of any Collateral in its actual possession; (ii) the Lender may exercise its rights with respect to the Collateral without resorting or regard to other collateral or sources of payment for the Obligations; (iii) the Lender shall not be required to marshal any present or future security (including but not limited to the Collateral) for, or guaranties of, the Obligations or any of them, or to resort to such security or guaranties in any particular order, and all of Lender's rights hereunder and in respect of such security and guaranties shall be cumulative and in addition to all other rights, however existing or arising. The Lender shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver be in writing and signed by the Lender.

         ss.3.5. Costs; Application of Proceeds. The Borrowers jointly and severally agree to pay to the Lender on demand all reasonable expenses actually incurred (excluding internal overhead items or executive time expended), including reasonable counsel fees, incurred or paid by the Lender in protecting or enforcing its rights upon or under the Obligations or as to any Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of the Obligations or Collateral shall be applied to the payment of the Obligations in such order as the Lender may determine, proper allowance for interest on the Obligations not then due being made, and any excess shall be returned to the Borrowers or any other party claiming a right thereto, as appropriate, and the Borrowers, jointly and severally, shall remain liable for any deficiency.

         ss.3.6. All Rights as to Collateral Cumulative. All rights, liens and interests granted to Lender pursuant to this Article 3 shall be in addition to, and not in lieu of, any other rights granted to Lender in assets and rights of any Borrower, except that the provisions of ss.3.1(b) hereof shall supersede and replace any contrary provisions of any existing collateral arrangements.

         ss.4. REPRESENTATIONS AND WARRANTIES. The Borrowers jointly and severally hereby represent and warrant to the Lender as follows:

         ss.4.1. Corporate Existence. Each Borrower is a business corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, (ii) has adequate corporate power and authority and full legal right to own or to hold under lease its properties and to carry on the business in which it is presently engaged and will be engaged upon the Closing Date, and (iii) is qualified as a foreign corporation in each jurisdiction wherein such qualification is necessary.

         ss.4.2. Due Authority, etc. The execution and delivery by each Borrower of each of the Loan Documents to which it is or is to become a party and the performance by it of all of its agreements and obligations thereunder are within its legal power and have been duly authorized by all necessary action on its part, and do not and will not (i) contravene any provision of law or its charter, by-laws or other organizational documents (each as from time to time in effect), (ii) conflict with, or result in a breach of any term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of the Borrower under, any agreement, mortgage or other instrument to which the Borrower is or may become a party or by which it or any of its property is or may become bound or affected, or (iii) violate any law, regulation or judicial or administrative order.

         ss.4.3. Binding Effect of Documents, etc. Each Borrower has duly executed and delivered each of the Loan Documents to which it is a party and each such Loan Document is in full force and effect and constitutes the legal, valid and binding obligation of each Borrower, as the case may be, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or other laws affecting generally the enforcement of creditors' rights and general principles of equity.

         ss.4.4 Financial Statements; No Adverse Change. The Borrowers have heretofore furnished to Lender those financial statements described in Schedule
4.4 hereto, all of which present fairly the financial condition, assets, liabilities and income of the subject thereof as of the dates thereof and for the periods then ended and have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). There has not been any material adverse change in the financial condition, assets, liabilities or income of a Borrower from the date of the most recent balance sheet applicable to it to the Closing Date.

         ss.4.5. Litigation. There is not pending or, to the best knowledge of any Borrower, threatened, any action, suit, or proceeding before any court, governmental or regulatory authority, agency, commission, or board of arbitration against a Borrower, which by itself or taken together with other such litigation, has a reasonable possibility of materially and adversely affecting the financial condition, assets or operations of a Borrower, nor is any basis for any such proceeding or matter known to exist.

         ss.4.6. Ownership of Assets; Location of Offices. Each Borrower is the owner of its properties free and clear of all liens except as may be specifically set forth in Schedule 4.6 hereto; and each Borrower will defend its properties against all claims and demands of all persons at any time claiming an interest therein other than on account of Permitted Encumbrances. The address of the chief executive office and chief place of business of each Borrower is as set forth in the first paragraph of this Agreement, and no Borrower has any other place of business except as set forth in Schedule 3.3(b) hereof.

         ss.4.7. Tax Matters. Each Borrower has filed all federal, state and local tax returns and other reports it is required to file and has paid or made adequate provision for payment of all such taxes, assessments and other governmental charges.

         ss.4.8. No Margin Stock Credit. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221), nor does any Borrower own or have any present intention of acquiring any such margin stock or a "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR, Part 207). None of the proceeds of the Loans will be used directly or indirectly by any Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin security or margin stock or for any other purpose which might constitute a transaction contemplated by said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under either said statute.

         ss.4.9. No Investment Company. No Borrower is an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

         ss.4.10. Solvency. After giving effect to the Borrowings to be made under this Agreement, each Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of such Borrower's business, greater than the amount required to pay its Indebtedness, including for this purpose unliquidated and disputed claims. No Borrower will be rendered insolvent (as such term is defined in 11 U.S.C. ss.101(31)) by the execution and delivery of this Agreement or the consummation of any transactions contemplated herein.

         ss.4.11. Approvals; Licenses. Any approvals required from all Persons, including without limitation all governmental authorities, with respect to the execution and performance of the Loan Documents by the Borrowers have been obtained. Each Borrower has all permits, governmental licenses, registrations and approvals, required in carrying out its respective businesses as presently conducted and as required by law or the rules and regulations of any federal, foreign, state, county or local association, corporation or governmental agency, body, instrumentality or commission having jurisdiction over such Borrower, including but not limited to the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the

United States Equal Employment Opportunity Commission and analogous and related state and foreign agencies. There is no violation or failure of compliance or allegation of such violation or failure of compliance on the part of a Borrower with any of the foregoing permits, licenses, registrations, approvals, rules or regulations and there is no action, proceeding or investigation pending or to the knowledge of any Borrower threatened nor has any Borrower received any notice of such which might result in the termination or suspension of any such permit, license, registration or approval.

         ss.4.12. Ownership Interests. INTENTIONALLY OMITTED.

         ss.4.13. Subsidiaries. AEPI and Quail are the only Subsidiaries of AAI and no Borrower except AAI has any Subsidiaries as of the date hereof.

         ss.4.14. Environmental Matters. Except as previously disclosed in writing to Lender or as disclosed in Schedule 4.14A hereto, no Borrower nor, to the best knowledge of each Borrower after due inquiry, any other Person:

                  (a) has ever caused, permitted, or suffered to exist any Hazardous Material to be spilled, placed, held, located or disposed of on, under, or about, nor are any now existing on, under, or about, any premises owned, leased or otherwise operated by a Borrower ("Property"), or into the atmosphere, any body of water, any wetlands, or on any other real property adjacent to the Property, except for any Hazardous Material used or disposed of in compliance with law;

                  (b) has any knowledge after due inquiry that any Property or any other real property adjacent to the Property has ever been used (whether by a Borrower or, to the best knowledge of each Borrower after due inquiry, by any other Person) as a treatment, storage (except for its own material in the ordinary course of business) or disposal (whether permanent or temporary) site for any Hazardous Material; and

                  (c) has any knowledge after due inquiry of any notice of violation, lien or other notice issued by any governmental agency with respect to the environmental condition of the Property, or any other real property adjacent to the Property.

         ss.4.15. No Adverse Effect on Bond Reimbursement Agreement. The consummation of the transactions contemplated by this Agreement will not limit, conflict with or otherwise impair the rights and obligations of CTC, Lender or the Borrowers in respect of the Bond Reimbursement Agreement, Borrowers hereby agreeing that Lender has succeeded to, and may from time to time exercise, all rights previously held by CTC under or in respect of the Bond Reimbursement Agreement.

         ss.4.16. Other Representations. Each of the representations and warranties made by any Borrower in any of the Loan Documents was true and correct in all material respects when made and continues to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties expressly relate to an earlier date only.

         ss.4.17. Disclosure. No information furnished by or on behalf of a Borrower in any Loan Document or in any other document, certificate, statement or letter furnished to the Lender in connection with any of the transactions contemplated by any of the Loan Documents, including information contained in any tax returns or financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made. There is no fact known to a Borrower (other than general economic and political conditions affecting business generally) which materially and adversely affects, or which is reasonably likely in the future materially and adversely to affect, the financial position, business, operations, prospects or affairs of any Borrower.

         ss.5. Conditions to Lending. The obligations of the Lender to make any Loan on or after the Closing Date shall be subject to the satisfaction at such time of each of the following conditions precedent:

         ss.5.1. Representations and Warranties. Each of the representations and warranties made by or on behalf of the Borrowers to the Lender in this Agreement or the other Loan Documents, except to the extent that they expressly relate to an earlier date only, shall then be true and correct in all material respects.

         ss.5.2. Legality of Transactions. It shall not then be unlawful for the Lender or any Borrower to perform any of its respective agreements or obligations under any of the Loan Documents.

         ss.5.3. No Defaults. No Default or Event of Default shall then exist.

         ss.5.4 Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents, and all instruments and documents incidental thereto, shall be in form and substance satisfactory to the Lender and the Lender shall have theretofore received all such executed originals or certified or other copies of all such instruments and documents as the Lender shall have reasonably requested.

         ss.5.5 Legal Opinion. The Lender shall have received a written opinion, addressed to the Lender, dated the Closing Date, from counsel to the Borrowers in form and substance satisfactory to the Lender and its counsel.

         ss.6. Covenants of the Borrowers. The Borrowers hereby covenant, jointly and severally, that, so long as any Loan is outstanding or the Lender has any obligation to make any Loan hereunder, unless the Lender otherwise agrees in writing:

         ss.6.1. Legal Existence, etc. Each Borrower will (a) maintain its legal existence and good standing under the laws of its jurisdiction of organization, and (b) maintain its qualification to do business in each state in which the failure to do so would have a material adverse effect on the condition, financial or otherwise, of a Borrower.

         ss.6.2. Use of Loan Proceeds. Each Borrower shall use the proceeds of all Loans made to it only as permitted by ss.2.

         ss.6.3. Conduct of Business. Each Borrower will continue to engage primarily in the business engaged in by it on the date hereof.

         ss.6.4. Access; Audit. Each Borrower will permit the Lender, by its representatives and agents, to inspect any of its properties, including, without limitation, books and records, computer files and tapes and financial records, to audit, examine and make copies of its books of account and other records and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and other responsible employees and professional advisers at such reasonable times and intervals as the Lender may designate. Without limiting the generality of the foregoing, the Lender shall have the right at any time to conduct an internal audit of the Borrowers upon not less than ten (10) days advance notice to AAI's senior management; the Borrowers shall pay all Audit Fees (not in excess of $1,350 per audit, except that such limitation shall not apply to Audit Fees incurred (a) during a Default or Event of Default, or
(b) in respect of the first such audit conducted after an Acquisition by AAI or any of its Affiliates).

         ss.6.5. Compliance Certificate. Within ten (10) Business Days after (a) AAI shall file or be required to file its annual report on Form 10-K (or successor form), and (b) AAI shall file or be required to file its quarterly report on Form 10-Q (or successor form), or (c) if such form shall not be required to be filed, then within 45 days after the end of each calendar quarter of the Borrowers hereafter, the Borrowers shall deliver to Lender a certificate (the "Compliance Certificate") of the chief financial officer of AAI which shall contain a statement to the effect that no Event of Default or Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such officer's certificate shall disclose the nature thereof and the steps being taken to remedy it. In each such Compliance Certificate, the officer of AAI also shall calculate, set forth and certify to the accuracy of the amounts required to be calculated in the financial covenants of Borrowers contained in this Agreement and also shall comment in a reasonably detailed narrative form as to the results of operations of AAI and its Subsidiaries for such quarter and shall compare same to the Budget for such quarter (the Compliance Certificate may omit such narrative commentary and include in its place a copy of the relevant portion of AAI's then current 10-K and/or 10-Q, as applicable, including its so-called "management's discussion and analysis of financial condition and results of operations."

         ss.6.6. Financial Information. The Borrowers shall provide to the Lender (a) within 10 days after the filing thereof, their federal income tax returns, including those most recently filed before the date hereof, as well as any quarterly, annual and special reports filed on SEC Forms 10-Q, 10-K and 8-K (or any successor forms), and any exhibits thereto; (b) within 120 days after the end of their fiscal year, an income statement, balance sheet and any other related consolidated financial statements of the Borrowers, prepared in accordance with GAAP and audited and certified without qualification by the Borrowers' outside auditors (being Arthur Andersen LLP or such other firm as the Lender may hereafter approve); (c) within 45 days after the end of each fiscal quarter, internally prepared consolidated financial statements of the Borrowers similar to those required by clause (b) above, except that they will have been internally prepared without outside review (together with accounts receivable agings for and as of the end of such quarter, and from the beginning of the then current fiscal year to the end of such quarter), certified to by the chief financial officer of AAI as being in compliance with GAAP, subject only to normal year-end adjustments and except that such internally prepared statements need not contain footnotes; (d) promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to a Borrower by its independent auditors, if any; (e) within 15 days after their distribution, copies of reports to and any other communications with their shareholders; (f) on or before the 90th day after the end of each fiscal year ending on or after December

31, 1997, an updated proposed budget together with cash flow statement, prepared on an annual basis, and updated financial projections (together, the "Budget") for the then current fiscal year, setting forth in detail reasonably satisfactory to the Lender the projected results of operations of AAI and its Subsidiaries, including without limitation, projected revenues and expenses, capital expenditures, stating underlying assumptions and certified by an authorized officer of AAI as being fair and reasonable in the light of AAI's and its Subsidiaries' business condition and prospects; and (g) promptly upon request and in form satisfactory to the Lender, all such other information as the Lender may reasonably request from time to time.

         ss.6.7. Maintenance of Banking Relationship; Cash Management. Each Borrower (other than Quail) will maintain all of its deposit, checking and other bank accounts with the Lender, excluding only those accounts which are used (a) solely for the purchase and sale of foreign currency, (b) solely to buy and sell eurodollar deposits, or (c) solely for payroll purposes.

         ss.6.8. Financial Covenants. The Borrowers will maintain, as of the end of each quarter-annual fiscal period, the Maximum Debt to Tangible Net Worth ratio, the Minimum Debt Service Coverage ratio, Minimum Tangible Net Worth and Minimum Working Capital.

         ss.6.9. Senior Management. Leslie B. Lewis shall remain as chief executive officer of AAI (or a substantively comparable position); provided, however, that no Default or Event of Default shall arise by breach of this ss.6.9 if (a) a replacement CEO satisfactory to Lender is retained within 180 days after the departure of his predecessor, and (b) at all times prior to the retention of such permanent successor, the duties of the departed CEO shall be performed by interim personnel in a manner reasonably satisfactory to Lender.

         ss.6.10. INTENTIONALLY OMITTED.

         ss.6.11. Acquisitions. No Borrower nor any Subsidiary shall acquire, whether by purchase of capital stock, assets or otherwise, any other Person or business, except for such an acquisition (an "Acquisition") which satisfies each of the following conditions: (a) the business acquired is in the same or compatible industry as that of the purchaser or any subsidiary thereof; and (b) prior to executing any legally binding agreement to undertake such acquisition, the purchaser submits to the Lender (i) historical financial statements for the Person or business to be acquired for at least the two most recent complete fiscal years, plus any year-to-date interim statements, together with (ii) projected, pro forma financial statements for the Person or business to be acquired, as combined with the Borrowers, for at least two complete fiscal years following the anticipated acquisition date, showing compliance with all financial covenants contained in this Agreement. Lender shall respond to any written request for approval of an Acquisition hereunder within ten (10) business days after receipt of all information necessary to consider such request, and failure of Lender to respond within such ten (10)-day period shall constitute Lender's consent to such Acquisition under this ss.6.11. This ss.6.11 shall not apply to acquisitions not financed by Lender hereunder.

         ss.6.12. Other Negative Covenants. No Borrower nor any Subsidiary shall:

         (a) Sell or otherwise transfer any of its assets to any entity, including Subsidiaries or Affiliates of AAI, other than for equivalent value and in the ordinary course of its business.

         (b) Engage in any transaction or enter into any agreement with any Affiliate, or in the case of Affiliates or Subsidiaries, with AAI or another Affiliate or Subsidiary, on other than an arm's length basis.

         (c) Change its fiscal year from a year ending on December 31 provided that the Lender's consent to a fiscal year change shall not be unreasonably withheld so long as the parties are able to agree to an appropriate adjustment to the financial covenants contained in this Agreement.

         (d) Own any Subsidiary unless the Lender shall have given its prior written consent thereto (which consent shall not be unreasonably withheld or delayed) and such Subsidiary shall have become a party hereto as a joint and several obligor with AAI pursuant to a written assumption agreement and amendment hereto in form and substance satisfactory to Lender.

         (e) Dissolve, liquidate, wind up, merge or consolidate with, or acquire all or a substantial portion of the assets of (whether in one transaction or a series of transactions), another Person, other than in the ordinary course of its business or as permitted by ss.6.11 hereof.

         (f) Become involved, or permit any tenant or other occupant of the Property to become involved, in any operations at the Property generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition on a Borrower, the Lender or the Property, of any material liability or lien under any environmental laws.

         (g) Guarantee or otherwise pledge its credit or assets to assure payment of the Indebtedness of any other Person, except that AAI may guarantee Indebtedness for borrowed money incurred by any wholly-owned Subsidiary thereof, provided that there then shall not be, or be created by such transaction, a Default or Event of Default.

         ss.6.13. Other Affirmative Covenants.  Each Borrowers shall:

         (a) Maintain casualty insurance coverage (including flood insurance), on its physical assets and other insurance against other risks, including public liability and product liability insurance in such amounts and of such types as may be reasonably requested by the Lender, and in any event, as are ordinarily carried by similar businesses. In the event of acquisition of additional assets or of incurrence of additional risk of any nature, the Borrowers shall cause such insurance coverage to be increased or amended in such manner and to such extent as prudent business judgment would dictate. In the case of all policies insuring property in which the Lender may from time to time have a security interest or other lien of any kind whatsoever, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrowers and the Lender, as their respective interests may appear, with the Lender to be named as an additional insured on any liability policy. A list of all said policies or certificates thereof, including all endorsements thereof and those required hereunder, shall be deposited with the Lender, and such policies shall contain provisions that no such insurance may be cancelled or decreased without at least twenty (20) days prior written notice to the Lender. At the Lender's request, copies of all such policies shall be delivered to the Lender. If Borrowers shall at any time or times hereafter fail to obtain and maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to any such policies, the Lender may, but shall not be obligated to, obtain and/or cause to be maintained insurance coverage with respect to the assets of Borrowers, including, at Lender's option, the coverage provided by all or any of the policies of Borrowers and pay all or any part of the premium thereunder, without waiving any Event of Default by Borrowers, and any sums so disbursed by the Lender shall be additional Obligations of Borrowers to Lender payable on demand. Following an Event of Default, the Lender shall have the right to settle and compromise any and all claims under any of the policies required to be maintained by Borrowers hereunder, to demand, receive and receipt for all monies payable thereunder, and to execute in the name of Borrowers, Lender or both any proof of loss, notice or other instruments in connection with such policies or any loss thereunder, and each of the Borrowers hereby constitutes the Lender its attorney-in-fact for purposes of enforcing Lender's rights under this ss.6.13(a). Provided that no Default or Event of Default has occurred, casualty insurance proceeds payable to any Borrower shall upon request be released to a Borrower to reimburse it for the actual cost of repairing or replacing damaged, stolen or destroyed Collateral.

         (b) Promptly notify Lender of any Default or Event of Default, and promptly notify Lender of any changes in the financial condition of AAI and its Subsidiaries which, individually or cumulatively, may result in a material adverse change to AAI and/or its Subsidiaries.

         (c) If Borrowers shall now or hereafter maintain an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA"), it shall promptly: (i) notify Lender of the filing of a notice with the Pension Benefit Guaranty Corporation ("PBGC") pursuant to ERISA that the plan is to be terminated; and (ii) notify Lender of receipt of notice of or institution of any proceedings by the PBGC under ERISA concerning any such plan.

         (d) Notify Lender at least thirty (30) days prior to: (i) any change in the address of the chief executive office and/or chief place of business of a Borrower; (ii) any change in the location of any records pertaining to the accounts receivable of Borrowers; (iii) any change in the address where any inventory (including returns of inventory) with a cost in excess of $100,000 is or may be stored, and (iv) notify Lender within ten (10) days after the granting to a Borrower or any Subsidiary of any patent, trademark, copyright or other intellectual property right. Schedule 6.13 discloses the (i) existing chief executive office and chief place of business for each Borrower, (ii) existing location of the records pertaining to the accounts receivable of each Borrower, (iii) existing locations of all inventory (including returns of inventory), and (iv) presently owned patents, trademarks, copyrights or other intellectual property rights.

         (e) Keep complete and accurate books and records with respect to the business of AAI and its Subsidiaries and all its properties, consistent with good business practice.

         (f) Pay or deposit promptly when due all taxes, assessments and governmental charges upon and relating to its ownership or use of any of its assets or its income, or the operation of its business or otherwise, for which a Borrower is or may be liable and submit to Lender proof satisfactory to Lender that such payments and/or deposits have been made.

         (g) Timely pay each Unused Line Fee.

         (h) Timely pay each Audit Fee.

         (i) From time to time hereafter, execute and deliver or cause to be executed and delivered, such additional instruments, certificates and documents, and take all such actions, as Lender shall reasonably request for the purpose of implementing or effectuating the provisions of the Loan Documents, and upon the exercise by Lender of any power, right, privilege or remedy pursuant to the Loan Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that Lender may be so required to obtain.

         (j) Comply strictly and in all respects with the requirements of all federal, state, and local laws and regulations, including without limitation those pertaining to employee compensation and safety, environmental matters and product safety.

         (k) Notify the Lender promptly in the event of any spill, hazardous waste pollution or contamination affecting any Property for which the Borrowers could have liability in a material amount; forward to the Lender promptly any notices relating to such matters received from any governmental agency; and pay promptly when due any material fine or assessment against the Property for which the Borrowers have liability in a material amount unless the Borrowers are contesting the same by appropriate legal action for which appropriate reserves are maintained.

         (l) Immediately contain and remove any Hazardous Material in excess of maximum amounts permitted by applicable law found on any Property for which the Borrowers could have liability in a material amount, in compliance with applicable laws and at Borrowers' expense, subject however, to the right of the Lender, at the Lender's option but at Borrowers' expense, to have an environmental engineer or other representative review the work being done.

         (m) Promptly upon the request of the Lender, based upon the Lender's reasonable belief that a hazardous waste or other environmental problem (not previously disclosed in writing to Lender) exists with respect to Property for which one or more Borrowers could have liability in a material amount, provide the Lender with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to the Lender, to the extent that the Borrowers are permitted to do so under the lease under which they are occupying the applicable Property.

         (n) Indemnify, defend, and hold the Lender harmless from and against any claim, cost, damage (including without limitation consequential damages), expense (including without limitation attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against Borrowers, the Lender, or any Property (other than claims, costs or damages directly resulting from actions of Lender or its agents in managing the Property). The provisions of this ss.6.13(n) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu transaction, and payment and satisfaction of the Note and other obligations of Borrowers hereunder.

         (o) Maintain keyman insurance on the life of Leslie B. Lewis with an insurer reasonably satisfactory to Lender and with a death benefit equal to not less than $5,000,000, including any policies already maintained by any Borrower for the benefit of the Lender pursuant to prior credit arrangements, and upon request provide Lender with proper evidence thereof.


         ss.7. Events of Default; Acceleration. If any of the following events (each an "Event of Default") shall occur and be continuing:

                  (a) if a Borrower shall fail to pay any principal of or interest on any Loan or other Obligation when the same is due, or fail to pay any other sums due hereunder or under any other Loan Document, within 10 days after the same shall have become due and payable, whether on demand, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                  (b) if a Borrower shall fail to comply with any of its other covenants contained herein or in any outstanding Letter of Credit or Bond Letter of Credit or other Loan Document (or applications or reimbursement agreements related to any Letter of Credit), including the Bond Reimbursement Agreement, and not remedy such failure within 30 days after notice thereof from the Lender or, if such cure cannot be completed within said 30 days, within such longer period (not in any event to exceed 90 days) as reasonably shall be required working diligently to effect such cure; provided, however, that there shall be no cure periods for Defaults or Events of Default arising by reason of breach of ss.ss.6.3 through 6.8, inclusive, 6.12(a), 6.12(e) or 6.13(o) hereof;

                  (c) if any representation or warranty made by a Borrower in this Agreement or in any other Loan Document or information contained in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when, or when deemed, made;

                  (d) if a Borrower or a Subsidiary thereof shall be involved in financial difficulties as evidenced:

                           (i) by its commencement of a voluntary case under
                  Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

                           (ii) by the entry of an order for relief against it
                  in any involuntary case commenced under said Title 11 which remains undischarged or unstayed for more than sixty (60) days;

                           (iii) by its seeking relief as a debtor under any
                  applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

                           (iv) by entry of an order by a court of competent
                  jurisdiction (A) finding it to be bankrupt or insolvent or (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors which remains undischarged or unstayed for more than sixty
                  (60) days;

                           (v) by the entry of an order by a court of competent
                  jurisdiction levying or executing upon, assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property;

                           (vi) by its making an assignment for the benefit of,
                  or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;

                  (e) if there shall remain in force, undischarged, unsatisfied, unstayed and unbonded, for more than sixty (60) days, any final judgment against a Borrower or a Subsidiary from which no further appeal may be taken and which, with any other outstanding final judgments, undischarged, unsatisfied, unstayed and unbonded, against one or more such Person(s) exceeds $100,000 in aggregate amount;

                  (f) if a Borrower (other than one which is inactive and owns no assets) is dissolved;

                  (g) If AAI or any Subsidiary shall default (after giving effect to any applicable grace period) in the due and punctual payment of the principal of or interest on any Indebtedness exceeding in the aggregate $100,000 (other than the Obligations), or if any default shall have occurred and be continuing after any applicable grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of such Indebtedness which results in the acceleration of such Indebtedness or which permits, or with the giving of notice would permit, any holder or holders of any such Indebtedness to accelerate the stated maturity thereof;

                  (h) Loss, theft, damage or destruction of any material portion of the property of a Borrower for which there is no insurance coverage or other provision for repair or replacement satisfactory to Lender in its discretion;

                  (i) If there shall be an attachment of any deposits or other property of AAI and/or any Subsidiary in the possession of Lender or an attachment of any other property of AAI and/or any Subsidiary in excess of $100,000 in aggregate amount, which shall not be discharged within thirty (30) days of the date of such attachment;

                  (j) If a Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

                  (k) If there shall be a default or event of default in respect of the Bond Reimbursement Agreement or, as defined therein, any Related Document; or

                  (l) If a Borrower shall purport to terminate the revolving credit facility created under ss.2.1 hereunder prior to the Termination Date or if later at a time when the Bond Letter of Credit shall remain outstanding or any Bond Letter of Credit Obligations shall remain unpaid.


THEN, the Lender may by notice in writing to the Borrowers terminate its commitments under this Agreement and upon such termination shall have no further obligation to make Loans to the Borrowers, and may declare all amounts owing with respect to this Agreement and the Note to be, and they shall thereupon forthwith mature and become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers. No remedy herein conferred upon the Lender or the holder of any
Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder, in the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law. During the continuation of any Event of Default, all Obligations shall unless otherwise agreed by Lender bear interest at the Default Rate.

         ss.8. Setoff. Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Lender to a Borrower may be applied to or set off against the payment of the indebtedness evidenced by any Note or other Loan Document at any time after the occurrence of any Default or Event of Default. The Lender will give written notice to the Borrowers promptly after any exercise of its rights under this ss.8.

         ss.9. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrowers will pay the reasonable costs and expenses (including the reasonable fees, expenses and disbursements of the Lender's counsel) incurred by Lender in connection with the preparation and (after any Default or Event of Default hereunder or under any other Loan Document) the enforcement of this Agreement and all other Loan Documents, and in connection with any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender's relationship with the Borrowers under this Agreement or with respect to the transactions contemplated hereby, except for any of the foregoing which result from the gross negligence or willful misconduct of the Lender. In any investigation, proceeding or litigation, or the preparation therefor, the Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrowers agree jointly and severally to pay promptly the reasonable fees and expenses of such counsel, on a progress basis if so requested. The covenants of this ss.9 shall survive payment or satisfaction of all amounts owing with respect to the Note and the other Loan Documents.

         ss.10. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein or in any other Loan Document shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by it, and shall survive the making by the Lender of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount remains due under this Agreement or any Note or the Lender has any obligation to make any further Loans.

         ss.11. Parties in Interest. All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided that no Borrower shall assign or transfer any of its rights hereunder or under any other Loan Document without the prior written consent of the Lender. The Borrowers agree that the Lender may disclose information obtained by the Lender pursuant to this Agreement or other Loan Documents where required or requested by governmental or regulatory authorities or in connection with the proposed sale of any interests in the Loans. If at any time or times by assignment or otherwise Lender transfers or assigns any or all of the Obligations, Collateral or the rights of Lender under this Agreement with respect to the Obligations or Collateral, the assignee or transferee shall become vested with said powers and rights whether or not they are specifically referred to in the transfer or assignment, subject to any contrary provisions of such transfer or assignment documents. If and to the extent Lender retains any Obligations or Collateral after giving effect to any assignment or transfer, Lender shall continue to have the rights and powers herein set forth with respect thereto. In the event Lender shall grant a participation interest in any or all of the Obligations or Collateral, Lender shall continue to have all of the rights and powers herein set forth with respect thereto.

         ss.12. Notices, Etc. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the other Loan Documents shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, return receipt requested, or sent by telegraph or telex and confirmed by mail, addressed as follows:

                  (a) if to any Borrower, addressed to it at: Asahi/America, Inc., 35 Green Street, Malden, MA 02148, Attn: Treasurer, or at such other address for notice as either Borrower shall last have furnished in writing to the Person giving the notice, with a copy to Burton Winnick, Esq., Gadsby & Hannah LLP, 225 State Street, Boston, MA 02110; or

                  (b) if to the Lender, Robert Bender, Vice President, Citizens Bank of Massachusetts, 28 State Street, Boston, MA 02109, or such other address for notice as the Lender shall last have furnished in writing to the Person giving the notice, with a copy to Gary M. Markoff, Esq., Sherin and Lodgen LLP, 100 Summer Street, Boston, MA 02110.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to an officer of the party to which it is directed, at the time of the receipt thereof by such officer, or (b) if sent by registered or certified first-class mail, postage prepaid, or by a nationally recognized overnight express delivery service upon the date of first attempted delivery, as shown on the return receipt therefor or the returned item itself

         ss.13. Miscellaneous. Except as otherwise provided therein or required by the laws of any jurisdiction in which any Collateral is located, the Loan Documents shall each be deemed to be contracts under seal and shall for all purposes be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of law of any jurisdiction. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement, together with the other Loan Documents, expresses the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes any prior or contemporaneous agreement or discussions; provided, however, that nothing herein supersedes or modifies any provision of the Bond Reimbursement Agreement or, as therein defined, any Related Document, and the provisions of all such documents (as from time to time expressly amended and in effect) shall continue to apply to the Borrowers in accordance with their terms, with the agreement that Lender has succeeded to and now enjoys all rights previously held by CTC thereunder. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrowers of any terms of this Agreement or such other Loan Document or the continuance of any Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances. All obligations of the Borrowers under this Agreement and in respect of the Note, the Loans and the other Loan Documents shall be joint and several.

         ss.14. Waiver of Jury Trial; Place of Suit. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CLAIM

EVER BROUGHT BY IT AGAINST THE LENDER (INCLUDING ITS OFFICERS, DIRECTORS, EMPLOYEES OR COUNSEL) RELATED IN ANY WAY TO THIS AGREEMENT, THE LOANS, THE NOTE OR ANY OTHER LOAN DOCUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS ss.14 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. ANY COURT PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS (OR THE FEDERAL COURTS LOCATED THEREIN) AND EACH BORROWER HEREBY AGREES THAT ANY LEGAL PROCESS ISSUING FROM ANY SUCH COURT SENT TO IT BY MAIL IN ACCORDANCE WITH ss.12 SHALL BE SUFFICIENT TO SUBJECT IT TO THE PERSONAL JURISDICTION OF SUCH COURT.

         ss.15. Severability. In the event any provision of this Agreement or any Loan Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and such agreement shall be interpreted and construed as if such provision, to the extent the same shall have been invalid, illegal or unenforceable, had never been contained herein. The parties hereto agree that they will negotiate in good faith to replace any provision so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

WITNESS:                                    ASAHI/AMERICA, INC.



--------------------------                  By:
                                               -----------------------------
                                            Title:
                                                  --------------------------


                                            ASAHI ENGINEERED PRODUCTS, INC.



--------------------------                  By:
                                               -----------------------------
                                            Title:
                                                  --------------------------


                                            QUAIL PIPING PRODUCTS, INC.



--------------------------                  By:
                                               -----------------------------
                                            Title:
                                                  --------------------------

                                            CITIZENS BANK OF MASSACHUSETTS



                                            By
                                               -----------------------------
                                               Robert Bender, Vice President

                          List of Schedules & Exhibits


         Exhibit #                              Description
         ---------                              -----------

         2.1(b)                                 Form of Amended and Restated
                                                Revolving Credit Note


         Schedule #                             Description
         ----------                             -----------

         1                                      Method for Determining Appli-
                                                cable LIBOR Increment

         2                                      Method for Determining Unused
                                                Line Fee Multiplier

         3.1(b)                                 Permitted Encumbrances

         3.1(d)                                 Permitted Quail Encumbrances

         3.3(b)                                 List of Borrower Office/Assets
                                                Locations

         4.4                                    List of Financial Statements
                                                 Provided to Lender

         4.6                                    List of Encumbrances on Borr-
                                                owers' Assets

         4.14A                                  Environmental Matters


         6.13 (i) existing chief executive office and chief place of business for each Borrower, (ii) existing location of the records pertaining to the accounts receivable of each Borrower, (iii) existing locations of all inventory (including returns of inventory), and (iv) presently owned patents, trademarks, copyrights or other intellectual property rights.
        xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

                                 Exhibit 2.1(b)

                   AMENDED AND RESTATED REVOLVING CREDIT NOTE


$11,000,000.00                                            June 30, 1998
                                                          Malden, Massachusetts

         This Amended and Restated Revolving Credit Note amends and, as so amended restates in its entirety, an original Revolving Credit Note of ASAHI/AMERICA, INC. and ASAHI ENGINEERED PRODUCTS, INC. (collectively, the "Original Borrowers") dated January 23, 1997 in the original principal amount of $5,000,000 (the "Original Note").

         Pursuant to that certain Amended and Restated Credit and Security Agreement of even date herewith among the Original Borrowers and others, this
Note is issued in substitution for the Original Note, and constitutes an amendment and restatement of the Original Note and not a novation. Now, therefore,

         FOR VALUE RECEIVED, the undersigned ASAHI/AMERICA, INC., a Massachusetts business corporation ("AAI"), ASAHI ENGINEERED PRODUCTS, INC., a Massachusetts business corporation and wholly-owned subsidiary of AAI ("AEPI"), and QUAIL PIPING PRODUCTS, INC., a Massachusetts business corporation and wholly-owned subsidiary of AAI ("Quail") (AAI, AEPI and Quail are hereinafter referred to collectively as the "Borrowers"), hereby absolutely, unconditionally and jointly and severally promise to pay to the order of CITIZENS BANK OF MASSACHUSETTS, a Massachusetts bank, at its principal office at 28 State Street, Boston, Massachusetts 02109 (hereinafter, including any subsequent holder hereof, the "Lender"):

                  (a) the principal amount of ELEVEN MILLION DOLLARS ($11,000,000.00) or, if less or more, the aggregate unpaid principal amount of revolving credit loans advanced by the Lender from time to time pursuant to ss.2.1 of that certain Amended and Restated Credit and Security Agreement dated as of the date hereof (the "Credit Agreement"), among the Borrowers and the Lender; and

                  (b) any then unpaid interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full.

         Except as otherwise provided below, revolving credit loans outstanding from time to time shall bear interest from the date such Loans are made until repaid in full at the rate provided in ss.2.3 of the Credit Agreement. Interest shall be computed on the basis of a 360-day year for the number of days actually elapsed.

         Interest on the indebtedness evidenced by this Note shall be payable monthly in arrears on the 1st day of each succeeding month, with a final payment at the maturity of this Note. The principal amount of the indebtedness evidenced by this Note shall be due and payable upon the earlier of (i) January 31, 2000,
(ii) the Termination Date or (iii) the occurrence of an Event of Default, whereupon the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may be declared and thereby become immediately due and payable. Lender may charge any Borrower's accounts with Lender for all payments of interest, principal and fees due in respect of this Note, and Lender shall within two (2) business days thereafter provide the Borrowers with a statement of such charges. Whenever a payment hereunder becomes due on a day which is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

         Overdue principal and (to the extent permitted by applicable law) interest on the indebtedness evidenced by this Note, and all other overdue amounts payable hereunder, shall, upon notice to the Borrowers from the Lender, bear interest at a rate per annum equal to three hundred fifty (350) basis points above the rate of interest otherwise payable hereunder, compounded daily and payable on DEMAND, to accrue from the date of such notice until payment thereof. Payments (other than of principal) made more than ten (10) days after their due date shall be subject to a 5% late payment penalty in addition to any interest accrued thereon.

         This Note evidences borrowings under, and has been issued by the Borrowers in accordance with the terms of, the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and may enforce the agreements of the Borrowers contained therein (and in any other Loan Document), and any holder may exercise the respective remedies provided for therein or otherwise available in respect thereof, all in accordance with the respective terms thereof. All initially capitalized terms used but not otherwise defined in this Note shall have the same meanings herein as in the Credit Agreement.

         The Borrowers shall have the right to prepay the whole or any part of the principal of this Note, upon the terms and subject to the conditions set forth in ss.2.3 of the Credit Agreement.

         The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable in respect of this Note.

         The indebtedness evidenced by this Note is commercial in nature and shall not be used for personal, family, household or agricultural purposes.

         This Note shall be deemed to take effect as a sealed instrument under the internal laws of the Commonwealth of Massachusetts (excluding the conflict of law rules thereof) and for all purposes shall be construed in accordance with such laws.


         IN WITNESS WHEREOF, ASAHI/AMERICA, INC. ASAHI ENGINEERED PRODUCTS, INC. and QUAIL PIPING PRODUCTS, INC. has each executed and delivered this Note by its duly authorized officer as of the day and year first above written.


WITNESS:                                        ASAHI/AMERICA, INC.



                                               By:
--------------------------                        -----------------------------
                                               Title:
                                                     --------------------------


                                                ASAHI ENGINEERED PRODUCTS, INC.



                                               By:
--------------------------                        -----------------------------
                                               Title:
                                                     --------------------------


                                                QUAIL PIPING PRODUCTS, INC.



                                               By:
--------------------------                        -----------------------------
                                               Title:
                                                     --------------------------

                                   Schedule 1
              to Amended and Restated Credit and Security Agreement
              -----------------------------------------------------

         The Applicable LIBOR Increment shall be determined quarterly, based upon information contained in the Compliance Certificate concerning the then immediately preceding fiscal quarter of AAI and its Subsidiaries, and any change to the Applicable LIBOR Increment shall take effect as of the first day of the Interest Period during which such adjustment is determined.

         The Applicable LIBOR Increment shall be determined as follows:

         A. If the Borrowers' ratio of Debt to Tangible Net Worth, as of the end of the immediately preceding fiscal quarter, is less than or equal to 1.5:1.0, then the Applicable LIBOR Increment shall be that number appearing below opposite the Borrowers' Debt Service Coverage ratio as of the immediately preceding fiscal quarter:

Debt Service Coverage Ratio                         Applicable LIBOR Increment
---------------------------                         --------------------------
3.0 or greater                                            155 basis points
2.5 to 2.99                                               165 basis points
2.0 to 2.49                                               175 basis points
1.5 to 1.99                                               185 basis points
1.2 to 1.49                                               195 basis points

         B. If the Borrowers' ratio of Debt to Tangible Net Worth, as of the end of the immediately preceding fiscal quarter, is greater than 1.50 but less than
2.0 to 1.0, then the Applicable LIBOR Increment shall be that number appearing below opposite the Borrowers' Debt Service Coverage ratio as of the immediately preceding fiscal quarter:

Debt Service Coverage Ratio                         Applicable LIBOR Increment
---------------------------                         --------------------------
3.0 or greater                                            165 basis points
2.5 to 2.99                                               175 basis points
2.0 to 2.49                                               190 basis points
1.5 to 1.99                                               200 basis points
1.2 to 1.49                                               210 basis points






         C. If the Borrowers' ratio of Debt to Tangible Net Worth, as of the end of the immediately preceding fiscal quarter, is 2.0 or greater, then the Applicable LIBOR Increment shall be that number appearing below opposite the Borrowers' Debt Service Coverage ratio as of the immediately preceding fiscal quarter:

Debt Service Coverage Ratio                          Applicable LIBOR Increment
---------------------------                          --------------------------
3.0 or greater                                            180 basis points
2.5 to 2.99                                               190 basis points
2.0 to 2.49                                               205 basis points
1.5 to 1.99                                               220 basis points
1.2 to 1.49                                               230 basis points

                                   Schedule 2
              to Amended and Restated Credit and Security Agreement
              -----------------------------------------------------

         The Unused Line Fee Multiplier shall be determined quarterly, based upon information contained in the Compliance Certificate concerning the then immediately preceding fiscal quarter of AAI and its Subsidiaries, and any change to the Unused Line Fee Multiplier shall take effect as of the first day of the Interest Period during which such adjustment is determined.

         The Unused Line Fee Multiplier shall be determined as follows:

         A. If the Borrowers' ratio of Debt to Tangible Net Worth, as of the end of the immediately preceding fiscal quarter, is less than or equal to 1.5:1.0, then the Unused Line Fee Multiplier shall be that number (expressed in basis points) appearing below opposite the Borrowers' Debt Service Coverage ratio as of the immediately preceding fiscal quarter:

                                                      Applicable Unused Line
Debt Service Coverage Ratio                           Fee Multiplier
---------------------------                           --------------
3.0 or greater                                         15 basis points
2.5 to 2.99                                            15 basis points
2.0 to 2.49                                            15 basis points
1.5 to 1.99                                            15 basis points
1.2 to 1.49                                            15 basis points

         B. If the Borrowers' ratio of Debt to Tangible Net Worth, as of the end of the immediately preceding fiscal quarter, is greater than 1.50 but less than
2.0 to 1.0, then the Unused Line Fee Multiplier shall be that number (expressed in basis points) appearing below opposite the Borrowers' Debt Service Coverage ratio as of the immediately preceding fiscal quarter:

                                                      Applicable Unused Line
Debt Service Coverage Ratio                           Fee Multiplier
---------------------------                           --------------
3.0 or greater                                         15 basis points
2.5 to 2.99                                            15 basis points
2.0 to 2.49                                            15 basis points
1.5 to 1.99                                            15 basis points
1.2 to 1.49                                            25 basis points


         C. If the Borrowers' ratio of Debt to Tangible Net Worth, as of the end of the immediately preceding fiscal quarter, is 2.0 or greater, then the Unused Line Fee Multiplier shall be that number (expressed in basis points) appearing below opposite the orrowers' Debt Service Coverage ratio as of the immediately preceding fiscal quarter:

                                                        Applicable Unused Line
Debt Service Coverage Ratio                             Fee Multiplier
---------------------------                             --------------
3.0 or greater                                           15 basis points
2.5 to 2.99                                              15 basis points
2.0 to 2.49                                              15 basis points
1.5 to 1.99                                              25 basis points
1.2 to 1.49                                              25 basis points

                                 Schedule 3.1(b)
                             Permitted Encumbrances
                             ----------------------

         1. Existing encumbrances disclosed on Schedule 4.6 hereto

                                 Schedule 3.1(d)
                          Permitted Quail Encumbrances
                          ----------------------------

         1. Existing encumbrances disclosed on Schedule 4.6 hereto

                                 Schedule 3.3(b)
                            Borrower/Asset Locations

         1. Office and asset locations listed in Schedule 4.6B to the Original Credit Agreement, which Schedule is incorporated herein by reference, deleting therefrom (a) Lake Forest, CA and (b) Tamworth, NH locations.

         Borrowers file informational UCC-1 financing statements to protect assets located at third party locations, including customers and/or vendors.

         2. 2410 South Washington Street, Magnolia, Arkansas

                                  Schedule 4.4
                     Financial Statements Provided to Lender
                     ---------------------------------------


         All consolidated financial statements included as exhibits to the Annual and Quarterly Reports of Asahi America, Inc. filed on Forms 10-K and 10-Q to and including June 30, 1998.

                                  Schedule 4.6
                       Encumbrances on Assets of Borrowers
                       -----------------------------------


   1.       Asahi America, Inc.

            a. Mortgage on 19 Green Street, in favor of Citizens Trust Company (securing Bond Letter of Credit Obligations)

            b.  Liens granted to Citizens Bank of Massachusetts

            c. Personal Property Security Interests, as listed in Schedule 4.6A to the Original Credit Agreement, which Schedule is incorporated herein by reference

            d.  Jules & Associates, Inc. (assignee of NBD Equipment Finance,
                Inc.)


   2.       Asahi Engineered Products, Inc.

            a.  Liens granted to Citizens Bank of Massachusetts


   3.       Quail Piping Products, Inc.

            a. GE Capital Public Finance, Inc. (liens on Equipment, as described in Exhibit A to 11/1/97 Equipment Loan Agreement, securing debt arising thereunder)

                                 Schedule 4.14A
                              Environmental Matters
                              ---------------------


         Matters listed in Schedule 4.14A to the Original Credit Agreement, which Schedule is incorporated herein by reference

                                  Schedule 6.13
                            Miscellaneous Information
                            -------------------------



         (i)   AAI, AEP & Quail: 35 Green Street, Malden, MA 02148;

         (ii)  35 Green Street, Malden, MA 02148;

         (iii) See Schedule 3.3(b), incorporated herein by reference;

         (iv)  NONE.